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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                Contact:
---------------------
                                                     Samuel Cypert
                                                     313-792-6646


                            MASCO CORPORATION RAISES
                         FIRST QUARTER EARNINGS GUIDANCE
                         AND DECLARES QUARTERLY DIVIDEND


         Taylor, Michigan (March 18, 2004)--Masco Corporation (NYSE: MAS) today announced that the Company's first quarter sales and operating earnings are exceeding its expectations as the Company continues to gain market share in many of its businesses. The Company now believes that its first quarter 2004 earnings from continuing operations, excluding the charge and gain discussed below, will approximate $.42 to $.44 per common share compared with its previous guidance of $.36 to $.38 per common share. Included in the new guidance is incremental income of approximately three cents per common share from the Company's financial assets.

         Masco will update its previously given 2004 full-year earnings guidance from continuing operations, of a record $1.80 to $1.90 per common share, when it releases first quarter results in early May 2004.

         The Company's estimate of $.42 to $.44 from continuing operations is an estimate of earnings per common share that excludes a significant non-cash charge pertaining to the Company's previously announced planned disposition of several European operations as well as a partial offset to this charge from the anticipated reversal of a portion of the Company's accrual of charges related to the previously reported class action settlements of its subsidiary, Behr Process Corporation. Reported earnings per share for the first quarter will reflect the two items described above, the financial impact of which has not yet been determined.

         Masco also announced that its Board of Directors has declared a quarterly dividend of $.16 per common share payable on May 10, 2004, to shareholders of record on April 9, 2004.

         Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.


         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or you may visit Masco's website at www.masco.com. For press releases, click on "Investor Relations" and then on "Link to News Center."

         Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. The Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results. Additional information about the Company's products, markets and conditions, which could affect the Company's future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


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